Exhibit 99

Gander Mountain Company

Summary of Quarterly Results - as Restated

(in thousands, except per share data)

	Fiscal Year 2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(unaudited)				(audited)

Sales	$98,719	$128,096	$178,145	$237,180	$642,140
Cost of goods sold	79,326	96,395	129,820	174,121	479,662
Gross profit	19,393	31,701	48,325	63,059	162,478

Operating expenses:
Store operating expenses	23,825	27,231	33,258	37,261	121,575
General and administrative expenses	6,498	6,115	6,933	6,456	26,002
Pre-opening expenses	1,373	1,320	5,224	277	8,194
Income (loss) from operations	(12,303)	(2,965)	2,910	19,065	6,707
Interest expense, net	1,502	895	1,218	1,522	5,137
Income (loss) before income taxes	(13,805)	(3,860)	1,692	17,543	1,570
Income tax provision	—	—	—	—	—
Net income (loss)	(13,805)	(3,860)	1,692	17,543	1,570
Less preferred stock dividends	4,305	—	—	—	4,305
Loss applicable to common shareholders	$(18,110)	$(3,860)	$1,692	$17,543	$(2,735)

Income (loss) per common share:
Basic	$(10.65)	$(0.27)	$0.12	$1.23	$(0.25)
Diluted	$(10.65)	$(0.27)	$0.11	$1.21	$(0.25)

Weighted average common shares outstanding:
Basic	1,701	14,222	14,222	14,222	11,092
Diluted	1,701	14,222	14,883	14,482	11,655